Exhibit 99.10


XL FINANCIAL ASSURANCE LTD.
(Incorporated in Bermuda)

CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

FOR THE SIX MONTH PERIODS ENDED
JUNE 30, 2002 AND 2001

XL FINANCIAL ASSURANCE LTD.
CONDENSED BALANCE SHEETS
AS AT JUNE 30, 2002 AND DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                  2002          2001
                                                                ----------------------
ASSETS:
Investments :
Fixed maturities, at fair value
     (amortized cost: 2002 - $375,624; 2001 - $418,904)         $378,514      $420,914
Short-term investments, at fair value
     (amortized cost: 2002 - $45,170; 2001 - $18,780)             45,298        18,769
                                                                ----------------------
         Total investments available for sale                    423,812       439,683

Cash and cash equivalents                                         61,975        50,243
Accrued investment income                                          3,266         3,088
Reinsurance balances receivable                                   52,425        22,171
Deferred acquisition costs                                        16,697        15,184
Prepaid reinsurance premiums                                      45,373        10,966
Unpaid losses & loss expenses recoverable                          2,197           594
Amounts due from parent and affiliates                             9,347         1,523
Other assets                                                         105            87
                                                                ----------------------
     TOTAL ASSETS                                               $615,197      $543,539
                                                                ======================
LIABILITIES, REDEEMABLE PREFERRED SHARES AND
SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued liabilities                        $    901      $  1,768
Derivative liabilities                                            10,429        17,939
Deferred premium revenue                                         149,208        83,756
Unpaid losses and loss expenses                                   18,954        11,831
Reinsurance premiums payable                                      25,350         4,863
Net payable for investments purchased                             80,704       122,315
Dividend payable on preferred shares                               7,632         1,932
                                                                ----------------------
     TOTAL LIABILITIES                                          $293,178      $244,404
                                                                ----------------------
REDEEMABLE PREFERRED SHARES:
Redeemable preferred shares (par value of $120 per share;
10,000 shares authorized; 363 issued and outstanding as at
June 30, 2002 and December 31, 2001, respectively)              $     44      $     44
Additional paid-in capital                                        38,956        38,956
                                                                ----------------------
     TOTAL REDEEMABLE PREFERRED SHARES                          $ 39,000      $ 39,000
                                                                ----------------------
SHAREHOLDERS' EQUITY:
Common shares (par value of $120 per share;
10,000 shares authorized; 2,057
issued and outstanding as at
June 30, 2002 and December 31, 2001, respectively)              $    247      $    247
Additional paid-in capital                                       220,653       220,653
Accumulated other comprehensive income                             3,018         1,998
Retained earnings                                                 59,101        37,237
                                                                ----------------------
     TOTAL SHAREHOLDERS' EQUITY                                 $283,019      $260,135
                                                                ----------------------
     TOTAL LIABILITIES, REDEEMABLE PREFERRED SHARES AND
     SHAREHOLDERS' EQUITY                                       $615,197      $543,539
                                                                ======================


    The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                      THREE MONTHS ENDED         SIX MONTHS ENDED
                                                            JUNE 30                   JUNE 30
                                                       2002         2001          2002        2001
                                                     -----------------------------------------------
REVENUES :
Net  premiums earned                                 $ 11,953     $  6,953     $ 21,833     $ 12,510
Net investment income                                   5,048        4,875        9,704        9,661
Net realized gains (losses) on investments              2,231         (299)       4,028        5,067
Net realized and unrealized gains (losses) on
      derivative instruments                              988         (231)       7,511         (585)
                                                     -----------------------------------------------
      Total revenues                                 $ 20,220     $ 11,298     $ 43,076     $ 26,653
                                                     -----------------------------------------------

EXPENSES :
Losses and loss expenses                             $  3,032     $  1,240     $  5,519     $  1,459
Acquisition costs                                       4,522        1,385        6,791        2,108
Operating expenses                                      1,439        1,752        3,201        2,895
                                                     -----------------------------------------------
      Total expenses                                 $  8,993     $  4,377     $ 15,511     $  6,462
                                                     -----------------------------------------------
Net income before cumulative effect of accounting
      change                                         $ 11,227     $  6,921     $ 27,565     $ 20,191
Cumulative effect of accounting change                     --           --           --       (1,350)
                                                     -----------------------------------------------
Net income before dividends on preferred shares      $ 11,227     $  6,921     $ 27,565     $ 18,841
Dividends on preferred shares                          (5,220)      (1,143)      (5,701)      (1,624)
                                                     -----------------------------------------------
NET INCOME FOR COMMON SHAREHOLDERS                   $  6,007     $  5,778     $ 21,864     $ 17,217
                                                     ===============================================

COMPREHENSIVE INCOME
     Net income for common shareholders              $  6,007     $  5,778     $ 21,864     $ 17,217
     Unrealized gains  (losses)                         8,289       (2,893)       5,048        1,490
     Less: reclassification for gains (losses)
      realized in income                                2,231         (299)       4,028        5,067
                                                     -----------------------------------------------
Change in net unrealized  appreciation
      (depreciation) of investments                  $  6,058       (2,594)    $  1,020     $ (3,577)
                                                     -----------------------------------------------
      COMPREHENSIVE INCOME                           $ 12,065     $  3,184     $ 22,884     $ 13,640
                                                     ===============================================



    The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2002
  AND FOR THE YEAR ENDED DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                        ADDITIONAL
                                                         PAID-IN       ACCUMULATED
                                                         CAPITAL -        OTHER
                                            COMMON        COMMON      COMPREHENSIVE  RETAINED
                                            SHARES     SHAREHOLDERS   INCOME (LOSS)  EARNINGS      TOTAL
                                           ---------------------------------------------------------------
BALANCE, JANUARY 1, 2001                    $  247      $ 220,653        $3,932       $17,603     $242,435
Net income for common shareholders
for the year                                                                           19,634       19,634

Other comprehensive loss                                                 (1,934)                    (1,934)
                                           ---------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                  $  247      $ 220,653        $1,998       $37,237     $260,135
Net income for common shareholders
for the period                                                                         21,864       21,864

Other comprehensive income                                                1,020                      1,020
                                           ---------------------------------------------------------------
BALANCE, JUNE 30, 2002                      $  247      $ 220,653        $3,018       $59,101     $283,019
                                           ---------------------------------------------------------------




    The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                       2002              2001
                                                                                   -----------------------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
     Net income                                                                    $    27,565       $    20,191
Adjustments to reconcile net income to net cash provided by operating activities:
         Realized gains on investments                                                  (4,028)           (5,067)
         Net realized and unrealized losses (gains) on derivative instruments           (7,511)              585
         Amortization of discount on fixed maturities                                     (517)             (496)
         Accrued investment income                                                        (178)              559
         Reinsurance premiums receivable                                               (30,254)             (780)
         Deferred acquisition costs                                                     (1,513)           (2,594)
         Prepaid reinsurance premiums                                                  (34,407)              255
         Unpaid losses & loss expenses recoverable                                      (1,603)              (33)
         Amounts due from parent and affiliates                                         (7,824)              515
         Other assets and liabilities                                                      (18)             (171)
         Accounts payable and accrued liabilities                                         (867)             (364)
         Reinsurance premiums payable                                                   20,487              (201)
         Deferred premium revenue                                                       65,452            10,597
         Unpaid losses and loss expenses                                                 7,123             1,847
         Portfolio transfer                                                                 --            25,669
                                                                                   -----------------------------
         Total adjustments                                                         $     4,342       $    30,321
                                                                                   -----------------------------
         Net cash provided by operating activities                                 $    31,907       $    50,512
                                                                                   -----------------------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES :
     Proceeds from sale of fixed maturities and short-term investments             $ 1,040,503       $ 1,229,220
     Proceeds from redemption of fixed maturities and short-term investments            19,663             6,783
     Purchase of fixed maturities and short-term investments                        (1,080,341)       (1,230,860)
                                                                                   -----------------------------
     Net cash provided by (used in) investing activities                           $   (20,175)      $     5,143
                                                                                   -----------------------------
CASH FLOWS USED IN FINANCING ACTIVITY
      Dividends paid on preferred shares                                           $        --       $    (1,492)
                                                                                   -----------------------------
INCREASE IN CASH AND CASH EQUIVALENTS                                              $    11,732       $    54,163

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                           50,243            17,154
                                                                                   -----------------------------
CASH AND CASH EQUIVALENTS - END OF  PERIOD                                         $    61,975       $    71,317
                                                                                   =============================




    The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
--------------------------------------------------------------------------------


1. ORGANIZATION AND BUSINESS

XL Financial Assurance Ltd. (the "Company") was incorporated with limited liability under the Bermuda Companies Act 1981 on October 14, 1998 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations ("The Act"). At March 31, 2002 and 2001, the Company was approximately 85% owned by XL Insurance (Bermuda) Ltd (a wholly-owned subsidiary of XL Capital Ltd); 6% by FSA Insurance Company (a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd) and 9% by Financial Security Assurance International Ltd. (owned 20% by XL Insurance (Bermuda) Ltd and 80% by FSA Insurance Company). The Company is an integral part of a joint venture agreement between XL Capital Ltd and Financial Security Assurance Holdings Ltd.

The Company is primarily engaged in the business of providing reinsurance of financial guaranties on asset-backed and municipal obligations underwritten by XL Insurance (Bermuda) Ltd, FSA Insurance Company and XL Capital Assurance Inc. (a wholly-owned subsidiary of XL Capital Ltd) and other monoline and multiline insurance companies. This may be in the form of traditional financial guaranty insurance or via a credit default swap execution. The Company's underwriting policy is to provide reinsurance of asset-backed and municipal obligations that would be of a lower investment-grade quality without the benefit of the Company's reinsurance. The asset-backed obligations reinsured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgages loans, consumer or trade receivables, securities or other assets having ascertainable cash flows or market value. The municipal obligations reinsured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and of special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Reinsurance written by the Company guarantees payment when due of scheduled payments on an issuers' obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other such amounts due in accordance with the obligations' original payment schedule or, at its option, to pay such amounts on an accelerated basis. The Company conducts surveillance on its exposures to try and ensure early identification of any loss events. In addition, in the normal course of business, the Company seeks to reduce the loss that may arise from such events by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises or reinsurers.


2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

The accompanying condensed financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at June 30, 2002 and for all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 2001 financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended June 30, 2002 and 2001 are not necessarily indicative of the operation results for the full year.

The preparation of condensed financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any such adjustments are reflected in income in the period in which the

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
--------------------------------------------------------------------------------

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION (CONTINUED)

adjustments are made. The financial statement estimates subject to most uncertainty are estimates for loss reserves and calculation of the fair value of credit default swap instruments. Certain comparative figures have been reclassified to conform with the current year's presentation.


3. DERIVATIVE INSTRUMENTS

The following table summarizes the change in fair value of the Company's credit default swaps recognized in income for the six month period ended June 30, 2002.

      Net premiums earned                                    $  3,506
      Losses and loss expenses                                   (876)
      Net realized and unrealized (losses) gains on
        derivative instruments                                  7,511
                                                             --------
               Total fair value adjustment                   $ 10,141
                                                             ========

4. FACULTATIVE QUOTA SHARE REINSURANCE TREATY

On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty ("Treaty") with XL Capital Assurance Inc. ("XLCA"). The
Treaty was amended and restated on June 22, 2001. Under the terms of this agreement, the Company agrees to reinsure up to 90% of the XLCA's acceptable risks. The Company is subject to a 30% ceding commission on premiums assumed under the terms of this agreement.

5. SPECIAL PURPOSE VEHICLES

The Company utilizes special purpose vehicles to a limited extent both directly and indirectly in the normal course of the Company's business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers' ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet special purpose vehicles by the transferors. In synthetic transactions, the Company guarantees payment obligations of counterparties, including special purpose vehicles, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these special purpose vehicles for fixed premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these special purpose vehicles are not consolidated.